NEWS FOR IMMEDIATE RELEASE

Ruth's Chris Steak House, Inc. Announces

Chief Financial Officer Transition

Tom Pennison to Remain in Current Role until Replacement Candidate is Identified and Retained

Heathrow, Florida - December 4, 2007 - Ruth's Chris Steak House, Inc., (Nasdaq: RUTH) announced today that Thomas J. Pennison Jr., Senior Vice President and Chief Financial Officer, will leave the Company to pursue other business and personal interests in his home state of Louisiana. The Company has begun a formal search for a suitable replacement, and until the ideal candidate is identified and retained, Mr. Pennison will stay in his current role, managing the finances of the company.

Craig S. Miller, Chief Executive Officer of Ruth's Chris stated, "On behalf of the Board of Directors and the entire company, I thank Tom for his eleven years of dedicated service to Ruth's Chris. The entire Ruth's Chris family wishes him all the best in his new endeavors. Meanwhile, our CFO search is under way. We look forward to having the right candidate in place in early 2008."

Tom Pennison added, "I have a deep affection for the brand that Ruth Fertel created and believe that the Company is ideally positioned to create long-term value. While I am fortunate to have been a part of such a great company for the past eleven years, I have an equal affection for my home state of Louisiana. It is a wonderful place and I look forward to returning to the New Orleans community to rejoin my family and pursue other opportunities. For now, however, shareholders should know that an orderly and smooth transition will take place. We have built a terrific team of financial professionals and the Company will continue to be in capable hands as we head into 2008."

About Ruth's Chris Steak House

Ruth's Chris Steak House, Inc. is the largest fine-dining company in the U.S with 116 locations worldwide. Founded in New Orleans by Ruth Fertel in 1965, Ruth's Chris specializes in USDA Prime grade steaks served in Ruth's Chris signature fashion ... "sizzling."

To experience fine dining at its prime ... just follow the sizzle to Ruth's Chris Steak House. For information, reservations, or to purchase gift cards, visit www.RuthsChris.com or call 1-800-544-0808.

Contact:

ICR

Investor Relations:

Tom Ryan, 203-682-8200

tryan@icrinc.com

or

Raphael Gross, 203-682-8200

rgross@icrinc.com

or

Media:

Alecia Pulman, 203-682-8259

alecia.pulman@icrinc.com

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